Exhibit 4.52
[Translation of Chinese Original]

Shareholders’ Agreement

concerning

Promotion of

Beijing Joysee Technology Co., Ltd.

between

Beijing Super TV Co., Ltd.

and

Beijing Ying Zhi Cheng Technology Co., Ltd.

The Shareholders Agreement (“Agreement”) is made on April 29, 2011 in Beijing by and between

Party A: Beijing Super TV Co., Ltd. (“Party A”)

Legal representative: Zhu Jianhua

Registered add.: 4/F, Tower B, Jingmeng Hi-tech Building, 5 Shangdi E. Road, Haidian District, Beijing

Party B: Beijing Ying Zhi Cheng Technology Co., Ltd. (“Party B”)

Legal representative: Hong Jun

Registered add.: 2/F, Tower B, Jingmeng Building, 5 Shangdi E. Road, Haidian District, Beijing

(hereinafter referred to as “One Party” respectively and “Parties” or “Sponsors” collectively)

Whereas,

1.	the Parties intend to establish a stock limited company by means of promotion that will be engaged in [intelligent terminal and relevant value-added business] (“Company”) in [Beijing];

2.	the Parties agree to share proceeds and risks in terms of the Company’s operation results and to form competitive advantages as soon as possible, in order to realize win-win.

It is agreed as follows through friendly negotiation about establishment of the stock limited company by means of promotion on the basis of equality and mutual benefit in accordance with the Company Law of the People’s Republic of China:

Main Definitions:

1.1	Party A’s Absolute Holding Status	means
Party A’s holding stage at which Party A’s equity in the Company is not less than 66.7% (included) of total equity therein for the duration of the Company, namely, such legal status of a shareholder representing more than two thirds of all voting rights as provided for in the Company Law.

1.2	Party A’s Non-absolute Holding Status	means	Party A’s holding stage at which Party A’s equity in the Company is less than 66.7% (excluded) of total equity therein.

1.3	Shareholders’ Special Agreement	means
subject to Article 11, series of special arrangements made by the Company’s shareholders concerning establishment and management of the Company, relevant-party transaction and other major issues, to be implemented by shareholders unconditionally.

1.4	Employee Incentive Scheme	means
subject to Article 12, the employee incentive scheme and arrangement approved by the Company’s board of directors, under which the Company will transfer relevant employees the Company’s shares when they realize specific operation objectives, performance appraisal indices and other conditions precedent.

1.5	Share-warehousing Company	means
the company designated by the Company’s shareholders to hold the Company’s shares temporarily on behalf of the employees in order to comply with laws and regulations and to implement the Employee Incentive Scheme (hereinafter referred to as “Share-warehousing Company”).

1.6	Issue of New Warehoused Shares	means	the Company’s issue of 6 million shares to the Share-warehousing Company at the price of RMB1 per share.

Article 1 Company Profile

1.1	Name: [Beijing Joysee Technology Co., Ltd.].

1.2	Registered add.: [Block 3, 3 Xijing Road, Shijingshan District, Beijing]

1.3	Form of organization: stock limited company. The Company has the status as an independent legal person,

1.4	Duration: the Company is established without time limit.

Article 2 Scope of Business

[software service; those operations as forbidden by laws, administrative regulations and decisions of the State Council may not be undertaken; those operations which permits are required under laws, administrative regulations and decisions of the State Council may be undertaken upon approval by competent authorities, and registration with industrial and commercial administration; those operations which permits therefor are not stipulated under laws, administrative regulations and decisions of the State Council  may be undertaken at its own discretion with respect to business items election] (subject to business registration).

Article 3 Form of Establishment and Responsibility Acceptance

Form of establishment: by means of promotion.

Responsibility acceptance: each shareholder shall assume liabilities to the Company to the extent of the shares subscribed for, and the Company shall be liable for its debts to the extent of all its assets.

Article 4 Total Amount of Company Shares, Price per Share and Registered Capital

4.1	Total amount of company shares: 30 million shares.

4.2	Price per share is RMB1.

4.3	Registered capital is RMB30 million.

Article 5 Each Sponsor’s Name, Shares Subscribed, Method of Capital Contribution and Date of Payment

	Subscription			Actual Payment upon Establishment of the Company (Application Date for Alteration of Business Registration)
Sponsor’s Name	Shares Subscribed	Method of Capital Contribution	Date of Payment	Shares Subscribed	Method of Capital Contribution	Date of Payment
Beijing Super TV Co., Ltd.	27 million	currency in cash	April 29, 2011	27 million	currency in cash	April 29, 2011
Beijing Ying Zhi Cheng Technology Co., Ltd.	3 million	currency in cash	April 29, 2011	3 million	currency in cash	April 29, 2011
Total	30 million RMB30 million in currency					April 29, 2011

Article 6 Date of Payment and Shareholding Ratio of Sponsors (Shareholders)

6.1
Date of payment: each Sponsor shall, within [fifteen] days as of the effective date of the Agreement, remit full amount of the capital contributions it subscribes for to the Company’s accounts for capital verification in currency. Party [B] shall be responsible for registration of the Company.

6.2	Shareholding ratio: Party A subscribes for 27 million shares in cash, accounting for 90%, and Party B subscribes for 3 million shares in cash, accounting for 10%.

Article 7 Composition, Powers and Rules of Procedure of the Shareholders’ Meeting

7.1	The shareholders’ meeting of the Company shall comprise all Sponsors (shareholders). The shareholders’ meeting is the authority organ of the Company and shall exercise the following powers:

(1)	to amend the Articles of Association;

(2)	to decide on increase or reduction of the Company’s registered capital;

(3)	to decide on merger, division, dissolution, liquidation or transformation of the Company;

(4)	to decide on changes in members of the Company’s board of directors;

(5)	to examine and approve the reports of the board of directors;

(6)	to examine and approve the reports of the supervisor;

(7)	to resolve on issue of the company bonds;

(8)	to elect and dismiss directors and supervisor who are not acted by the employees’ representatives and to decide on their remunerations;

(9)	other major issues as provided for in laws.

7.2
Where all shareholders agree in writing on the issues above, resolutions may be made directly without a shareholders’ meeting provided, however, that all shareholders shall sign and seal the resolution document.

7.3	Shareholders who are present at the shareholders’ meeting shall have one voting right to each share they hold.

7.4
Under Party A’s Absolute Holding Status, resolutions of the shareholders’ meeting on Items（1）,（2）,（3）and（4）above must be approved by all shareholders present at the meeting, and other issues shall be approved by more than half of the voting rights held by all shareholders present at the meeting.

7.5
Under Party A’s Non-absolute Holding Status, resolutions of the shareholders’ meeting on Items（1）,（2）,（3）and（4）above must be approved by more than two-thirds of the voting rights held by all shareholders present at the meeting, and other issues shall be approved by more than half of the voting rights held by all shareholders present at the meeting.

7.6	Regular shareholders’ meeting shall be held once every year. An interim shareholders’ meeting shall be held within two months in case of any of the following circumstances:

(1)	the number of directors is less than two-thirds of the directors provided for in the Company Law or the Articles of Association;

(2)	the amount of the losses uncovered by the Company is up to one-third of the paid-up capital stock;

(3)	the shareholders who hold more than ten percent of the Company’s shares, whether independently or jointly, make a proposal;

(4)	when the board of directors deems necessary;

(5)	the board of supervisors makes a proposal;

(6)	with the unanimous consent of all shareholders or there are some other provisions in laws.

7.7
The shareholders’ meeting shall be convened by the board of directors and presided over by the chairman. Should the chairman cannot or fail to perform his/her duties, the meeting shall be presided over by one director elected by more than half of all directors. Should the board of directors cannot or fail to perform its duty to convene the shareholders’ meeting; the board of supervisor shall convene and preside over the meeting on behalf in a timely way. Where the board of supervisors cannot do that, the shareholders who hold more than ten percent of the Company’s shares more than ninety consecutive days consecutively may convene and preside over the meeting at their own discretion.

7.8
The meeting of a shareholders’ meeting shall be sent to all shareholders twenty days prior to the date of the meeting, specifying the time, place and agenda. The meeting of an interim shareholders’ meeting shall be sent to all shareholders fifteen days prior to the date of the meeting. If bearer stocks are to be issued, the shareholders’ meeting shall announce the time, place and agenda of the meeting thirty days prior to the date of the meeting.

7.9
The shareholders who hold more than three percent of the Company’s shares, whether independently or jointly, may submit a written proposal on interim shareholders’ meeting to the board of directors ten days prior to the date of the shareholders’ meeting. The board of directors shall notify other shareholders within two days after receipt of such proposal and submit it to the shareholders’ meeting for examination. The contents of such proposal shall be within the scope of the powers of the shareholders’ meeting, specifying specific topics for discussion and detailed issues to be resolved.

7.10	The shareholders’ meeting may not make any resolution on the matters unlisted in the meeting notice.

7.11	A shareholder may authorize its proxy to attend the shareholders’ meeting. The proxy shall submit the power of attorney to the Company and exercise the voting rights to the extent of authorization.

7.12
The shareholders’ meeting shall keep minutes about written resolutions on the matters discussed at it. The presider and all directors present at the meeting shall sign the minutes. Minutes shall be kept together with the signature book of the shareholders present at the meeting and the power of attorney.

Article 8 Powers and Rules of Procedure of the Board of Directors

8.1
The Company has the board of directors, comprising [five] persons, [three] to be nominated by Party A, [one] by Party B and [one] by all Sponsors as the independent director. The Company has [one] chairman, to be nominated by Party [A] and elected by the board of directors. Term of office of each director shall be three years. Each director may, if reappointed upon expiration of his/her tenure, serve consecutive terms.

8.2
Where the board of directors fails to make election in time when a director’s tenure expires, or the number of the members of the board of directors is less than the quorum as a result of a director’s resignation within his/her tenure, the former director shall perform the director duties still in accordance with laws, administrative regulations and the Articles of Association until a new director is elected. Powers and tenure of the independent director shall be same as the directors.

8.3	The board of directors shall exercise the following rights:

(1)	to convene the shareholders’ meeting and to report on its work to the shareholders’ meeting;

(2)	to implement the resolutions of the shareholders’ meeting;

(3)	to decide on the Company’s business plans and investment plans;

(4)	to approve sale, mortgage and pledge of more than 5% of the Company’s assets;

(5)	to approve the loan and investment plans of which subject matters exceed 5% of the Company’s registered capital;

(6)	to approve the Company’s annual financial budget plans and final accounting plans;

(7)	to approve use of the funds out of the budget, exceeding RMB500 thousand;

(8)	to examine and approve the profit distribution plans and the loss making-up plans of the Company;

(9)	to formulate the plans for increase or reduction of the Company’s registered capital, merger, division, transformation, dissolution and liquidation of the Company;

(10)
to, according to Party B’s nomination, appoint or dismiss the Company’s general manager and, to according to Party A’s nomination, appoint or dismiss the Company’s financial manager, and to decide on their remunerations;

(11)	to formulate the plans for termination or adjustment of the Company’s main businesses;

(12)	to formulate and implement the incentive scheme for the Company’s general manager;

(13)	to approve the Employee Incentive Scheme;

(14)	to appoint and/or dismiss the Company’s audit agency.

8.4
During operation of the Company, if members and composition of the board of directors set forth in Article 8.1 will not change, all issues listed in Items [(4), (5), (8), (11) and (13)] above must be approved by all directors preset at the board meeting, and other matters must be approved by more than half of all directors preset at the board meeting.

8.5
During operation of the Company, if members and composition of the board of directors set forth in Article 8.1 change, all issues listed in Article 8.3 above must be approved by more than half of all directors preset at the board meeting.

8.6	Each director represents one vote with respect to each vote at the board meetings; and, each member has one vote only.

8.7	The board of directors shall hold twice meetings at least every year. The meeting notice shall be sent to all directors and supervisors ten days prior to the date of meeting.

8.8
The shareholders representing more than one-tenth of all voting rights, the more than one-third of all directors or supervisors may propose convening an interim board meeting. The chairman shall convene and preside over a board meeting within ten days after receiving such proposal.

8.9	Method and time of the meeting of interim board meeting shall be subject to the Articles of Association.

8.10
Each director shall attend the board meeting in person. Should a director cannot attend a meeting for some reasons, he/she may entrust another director in writing to attend on behalf. The power of attorney shall specify the scope of authorization.

8.11	The board of directors shall keep minutes about the decisions on the issues discussed at the board meeting. All directors present at the board meeting shall sign the minutes.

8.12
The directors shall be responsible for the resolutions of the board of directors. Where a resolution of the board of directors violates laws, administrative regulations, the Articles of Association and the resolutions of the shareholders’ meeting, which may result in serious losses to the Company, the directors taking part in such resolution shall be responsible for compensation, except for the directors who can be proved that they put forward any objection which is recorded in the minutes.

Article 9 Nomination and Power of Management

9.1
The Company has one general manager, to be nominated by Party [B] and appointed or dismissed by the board of directors. The Company has one financial manager, to be nominated by Party [A] and appointed or dismissed by the board of directors. General manager shall be the Company’s legal representative.

9.2	General manager shall be responsible to the board of directors and exercise the following rights:

(1)	to be in charge of production, operation and management of the Company and to organize the implementation of the resolutions of the board of directors;

(2)	to organize the implementation of the Company’s annual business plan and investment plans;

(3)	to decide on the plans for establishment of the Company’s internal organ;

4)	to decide on the Company’s basic management systems;

(5)	to formulate the Company’s specific bylaws;

(6)	to decide on appointment or dismissal of the Company’s deputy managers and department managers;

(7)	to decide on appointment or dismissal of other officers than those to be appointed or dismissed by the board of directors;

(8)	to formulate and implement the Company’s Employee Incentive Scheme;

(9)	to formulate and implement the Company’s annual financial budget plans and final accounting plans;

(10)	other functions and powers granted by the board of directors.

Article 10 Composition, Powers and Rules of Procedure of the Board of Supervisors

10.1	The Company has the board of supervisors comprising three members, [two] to be nominated by Party A and [one] as the employees’ representatives.

10.2	Composition, powers and rules of procedure of the board of supervisors shall be subject to the Articles of Association.

Article 11 Shareholders’ Special Agreements

11.1	Capital Injection

Party A will inject the assets of [NSM chip and relevant reference designs and patents thereto; RT10UP chip and relevant reference designs and patents thereto and source code] to the Company and complete the procedures for transfer of relevant intellectual property rights as soon as possible. Relevant titles thereto shall vest in the Company upon transfer. (List of Asset Injection is attached to the Agreement)

11.2	Veto Right

During the Company’s operation period, when the shareholders’ meeting and/or the board of directors votes on issues about related-party transactions with Party A, Party B and/or the director nominated by Party B has the veto right.

11.3	If, during the Company’s operation period, any of the following circumstances occurs, the shareholder’s special rights under Article 11.2 hereof shall become invalid and null automatically:

11.3.1	the Company is under Party A’s Non-absolute Holding Status; and/or

11.3.2	the Company’s shares are issued publicly in capital market by acceptable means

11.4	Non-competition

11.4.1
Party A undertakes that, during the Company’s operation period, Party A will not carry out any business which may directly compete with the Company’s [intelligent terminal based on Intel Chip and relevant value-added business], nor invest in any economic organization that is engaged in any business which may directly compete with the Company’s [intelligent terminal based on Intel Chip and relevant value-added business].

11.4.2
If Party A has certain products and business chances which are competitive with the Company, the Company has the priority in operation. However, if, within one month after receiving Party A’s notice, the Company fails to carry out relevant business or produce express working plan or has insufficient investment, Party A may operate such business.

11.4.3
Party B undertakes that, during the Company’s operation period, Party B will not carry out any business which may directly compete with the Company’s existing major business, namely, [relevant business to digital TV content protection], nor invest in any economic organization that is engaged in the Company’s existing major business (namely, relevant business to digital TV content protection) which may directly compete with the Company’s relevant cloud calculation business.

11.5
Within two years as of the establishment date of the Company and before new shareholders are absorbed by means of capital increase, if Party B makes a written requirement for capital increase, all shareholders shall subscribe for new registered capital of the Company in proportion to actual share held. However, the amount of increased capital may not exceed the amount registered when the Company is established.

11.6
Issue of New Warehoused Shares: after the Company is established, it will issue additional shares to the Share-warehousing Company by means of issue of new shares within the period named by the board of directors, in order to comply with laws and meet the requirements of the Employee Incentive Scheme. However, the amount of increased shares may not exceed 6 million, and the price shall be RMB[1] per share.

Article 12 Employee Incentive Scheme

12.1
The Company will arrange and issue the employee incentive shares not more than [20] % of total amount of the Company’s shares. Transfer price of the incentive shares shall be the price of original capital contributions of the Company’s Sponsors, namely, RMB [1] per share.

12.2	The Employee Incentive Scheme shall be prepared according to internationally accepted practices, of which the distribution rules are:

12.2.1	to distribute 1.5 million shares under the Employee Incentive Scheme upon establishment of the Company;

12.2.2
to distribute another 1.5 million shares under the Employee Incentive Scheme from the establishment date of the Company to January 1, 2016, if there are some after-tax net profits of the Company in any fiscal year (including break even);

12.2.3
to distribute another 1.5 million shares under the Employee Incentive Scheme from the establishment date of the Company to January 1, 2016, if after-tax net profits of the Company in any fiscal year are not less than RMB18 million;

12.2.4
to distribute another 1.5 million shares under the Employee Incentive Scheme from the establishment date of the Company to January 1, 2016, if after-tax net profits of the Company in any fiscal year are not less than RMB36 million;

12.2.5	with respect to the undistributed incentive shares up to January 1, 2006, the board of directors shall formulate another employee incentive scheme;

12.2.6	the validity period of incentive shares will be 48 months, and the shares may be transferred equally on a monthly basis as of the date of distribution;

12.3
when the distribution of incentive shares is completed or the Company’s value increases due to other major events such as capital increase and financing, the original Employee Incentive Scheme shall be modified by the board of directors.

12.4	Preparation of and modifications to the Company’s Employee Incentive Scheme shall be subject to approval of the board of directors.

12.5	The Share-warehousing Company shall transfer the shares held to the Company’s employees according to the Employee Incentive Scheme and the resolutions of the board of directors.

Article 13 Financial Systems and Supervision

13.1	Financial systems of the Company shall be established in accordance with laws and implemented with approval of the board of directors.

13.2
After the establishment date of the Company, shareholders and their authorized representatives shall have the right to look up and copy the Articles of Association, the minutes of the shareholders’ meeting, the resolutions of the board meetings, the supervisor’s decisions and the financial and accounting reports, to demand check and copy of the Company’s financial books and records and to consult with the Company’s senior officers, main employees and accountants.

13.3
When the Company distributes the annual after-tax profits, it shall allocate 10% of the profits to its statutory common reserve fund. Where the statutory common reserve fund is insufficient to make up the Company’s losses of the previous fiscal year, the Company shall apply its annual after-tax profits to making up its losses before allocating such profits, in accordance with the preceding paragraph, to the statutory common reserve fund.

Article 14 Dissolution and Liquidation

14.1	The Company may be dissolved or liquidated in case of any of the following circumstances:

(1)	duration set forth in the Articles of Association expires or any cause for dissolution stipulated in the Articles of Association occurs;

(2)	the shareholders’ meeting or the general meeting of shareholders resolves on dissolution;

(3)	dissolution of the Company is the result of merger or division of the Company;

(4)	the Company has its Business License revoked legally, is ordered to close down or cancelled;

(5)	dissolution is ordered by the People’s Court in accordance with Article 183 of the Company Law;

(6)	other legal causes provided for in laws occur.

14.2
Where the Company is dissolved as a result of Item (1) above, the Company may exist continually by means of amendment to the Articles of Association by more than two-thirds of all voting rights held by the shareholders present at the shareholders’ meeting.

14.3	Where the Company is dissolved as a result of Items (1), (2), (4) and (5) above, a liquidation committee shall be established for liquidation within 15 days after relevant dissolution cause occurs.

14.4
The liquidation committee shall notify all creditors of the Company within 10 days as of the date of establishment and make a public announcement in relevant newspaper within 60 days thereafter. During declaration of claims, the liquidation committee may not settle any debt with any creditor.

14.5
Remaining assets of the Company shall be distributed to the shareholders of the Company in proportion of actual equity. At the time of liquidation, the Company’s Sponsors shall, under the identical conditions, have the priority in purchasing the intellectual property rights, technical results and other invisible assets which are owned by the Company.

Article 15 Shareholders’ Statements and Warrants

15.1	Either party has obtained the legal internal authorization to execute the Agreement; upon executed, the Agreement shall be legally binding upon the Parties.

15.2
If various conditions precedent set forth herein are satisfied, the Parties will complete in time such procedures as capital increase, equity transfer, change in voting rights of the shareholders’ meeting, members of the board of directors and amendments to relevant legal documents.

15.3
The Parties will execute in time subsequent documents and new Articles of Association necessary for establishment of the Company, relevant documents necessary for alteration to business registration and other documents to be executed or provided.

15.4	The Parties will assist in going through examination & approval and registration procedures in connection with the Company, including provision of necessary documents and materials.

Article 16 Cost Payment

16.1
Either party shall be responsible for legal and audit costs arising from appointment of intermediary agencies with respect to establishment of the Company. Other expenses arising from establishment of the Company (including, but not limited to, cost for capital verification, business registration and attorney fee) shall be paid by [Party A] in advance and, after the establishment date of the Company, counted in the Company’s operating expenditure.

16.2
Party A shall be responsible for the costs of third persons payable according to Party A’s securities regulation requirements or accounting systems. The Company shall be obligated to cooperate in relevant legal compliance or audit activities.

16.3	The breaching party shall be responsible for additional expenses to joint investment hereunder as a result of its default.

Article 17 Confidentiality

17.1
Unless otherwise stipulated, the Parties shall treat any information about the following matters which is received or touched for execution and performance of the Agreement (or any agreement made hereunder) as confidential information, and may not make disclosure or use:

(1)	terms hereof and those of any agreement made hereunder;

(2)	negotiations about the Agreement (and any such agreement); or

(3)	the other party’s business, financial affairs or other issues (including future plans and objectives).

17.2	If any of the following circumstances occurs or under any of the following circumstances, Article 17.1 may not be applicable to non-disclosure or use of any confidential information:

(1)	required disclosure or use in accordance with laws, or rules and regulations of any regulatory authority or recognized securities exchange;

(2)	necessary disclosure or use for grant of all interests hereunder to one party;

(3)
necessary disclosure or use for any judicial proceeding arising from or under the Agreement or any other agreement made hereunder, or disclosure of the disclosing party’s taxation to relevant tax authority at the reasonable requirements;

(4)
disclosure to either party’s professional advisors provided, however, that the professional advisors shall comply with the terms of Article 17.1 on such information as if they were one party to the Agreement;

(5)	the information which has been in public domain without violation of the Agreement; or

(6)	disclosure or use with the other party’s prior written approval.

Article 18 Default Liability

18.1
Where the Agreement cannot be performed, wholly or partially, as a result of either party’s fault, the breaching party shall assume the default liability to the non-breaching party; where the Parties have faults, the Parties shall assume their respective default liability in terms of actual circumstances.

18.2
The non-breaching party shall have the right to notify the breaching party of any default hereunder and to claim against the breaching party for damages except that the breaching party take timely and sufficient remedies within [7] days after receiving the notice.

Article 19 Applicable Law and Dispute Settlement

19.1
Preparation and interpretation of the Agreement, as well as settlement of disputes arising from performance of the Agreement or in connection with the Agreement, shall be governed by Chinese prevailing laws.

19.2
Any and all disputes in connection with the Agreement during performance hereof shall be settled by the Parties through friendly negotiation; where negotiation fails within [30] days after the dispute occurs, either party hereto shall have the right to submit the dispute to [Beijing Arbitration Committee] for arbitration according to its prevailing arbitration rules. Arbitral awards shall be final and binding upon the Parties.

Article 20 Notice

Each and all notices, demands, orders or other communications required or proposed under the Agreement shall be in writing and sent by one or more means and shall be deemed served 1) upon delivery, if sent in person; 2) on the date indicated in the letter of confirmation, if transmitted by fax; 3) on the tenth (10th) business days after delivery to a carrier if delivered by EMS or other express service, or the date confirmed in writing if the carrier issues a written letter of confirmation to the addresser earlier than the former date. All notices, demands, orders and other communications shall be sent to the following address or another address informed from time to time:

Party A: Beijing Super TV Co., Ltd.
Add.: 4/F, Tower B, Jingmeng Building, 5 Shangdi E. Road, Haidian District, 100085, Beijing
Fax: (010)-[62975009]

Party B: Beijing Ying Zhi Cheng Technology Co., Ltd. (“Party B”)
Add.: 2/F, Tower B, Jingmeng Building, 5 Shangdi E. Road, Haidian District, 100085, Beijing
Fax: (010)-[62975009]

Article 21 Miscellaneous

21.1	The Agreement takes effect with signatures and seals of the Parties.

21.2	Neither party may amend or rescind all or any part of the Agreement, except with a written agreement executed by the Parties with unanimous consent.

21.3	Any matter uncovered herein shall be specified in a supplementary agreement with unanimous consent, and such supplementary agreement shall have equal legal effect with the Agreement.

21.4	The Agreement shall be written in Chinese in four copies with equal legal effect, two for either party.

Party A:

Beijing Super TV Co., Ltd. (seal)

Legal representative/Authorized representative (signature):

Party B:

Beijing Ying Zhi Cheng Technology Co., Ltd.  (seal)

Legal representative/Authorized representative (signature):

List of Asset Injection

Annex to the Shareholders Agreement

(1)	all IP addresses of and relevant source codes and intellectual property rights to target tracking chip NSM6008/6108;

(2)	all IP addresses of and relevant source codes and intellectual property rights to digital TV safety chip RT10UP;

(3)	all IP addresses of and relevant source codes and intellectual property rights to JOY CENTER HD-G200;

(4)	all IP addresses of and relevant source codes and intellectual property rights to DTV receiver card/box;

(5)	all IP addresses of and relevant source codes and intellectual property rights to value-added business in connection with Intel program intelligent set top box;

(6)	other patents and relevant IP addresses of Novel-Super Business Center;

(7)	relevant final documents.

It is agreed that the contents listed above are relevant assets in connection with intelligent terminal and its value-added businesses which will be separate from Beijing Super TV Co., Ltd.. The Parties shall enter into an Asset Transfer Agreement to specify their respective rights and obligations.

Beijing Super TV Co., Ltd. (seal)

Beijing Ying Zhi Cheng Technology Co., Ltd.  (seal)